Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-251390 and 333-252810) and Form S-8 (No. 333-254002) of Rush Street Interactive, Inc. of our report dated March 7, 2024, relating to the consolidated financial statements of Rush Street Interactive, Inc. as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, appearing in this Form 10-K.

/s/ WithumSmith+Brown, PC

New York, New York
March 7, 2024